Fulton Financial Corporation Declares Quarterly Cash Dividend
Company Release - 06/21/2011 16:30

LANCASTER, Pa., June 21, 2011 (GLOBE NEWSWIRE) -- Fulton Financial Corporation (Nasdaq:FULT) will pay a quarterly cash dividend of five cents per share on its common stock on July 15, 2011 to shareholders of record as of July 5, 2011. This amount is a one cent per share increase over the four cents per share paid in April 2011.
Fulton Financial Corporation, a $16 billion Lancaster, Pa.-based financial holding company, has 3,850 employees and operates 271 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through seven affiliate banks.

Additional information on Fulton Financial Corporation can be found on the Internet at www.fult.com.

CONTACT: Laura J. Wakeley
Office: 717-291-2616

Source: Fulton Financial Corporation